EXHIBIT F-1




January 20, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  File No. 70-8871
               Entergy Power, Inc.; Entergy Corporation - Declaration with Respect to Sale of Utility Assets and Payment of Dividends from Unearned Surplus

Ladies and Gentlemen:

          I am General Counsel of Entergy Power, Inc. ("EPI") and am familiar with the transactions described (the "Transactions") in the Declaration on Form U-1, as amended (the "Declaration"), filed with the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, in the above-referenced File. I have examined, among other things, the Declaration and such other documents, certificates and corporate records, and such matters of law, as I have deemed necessary to form the basis of this opinion.

          Based upon the foregoing, it is my opinion that:

1. All actions necessary to make valid the Transactions have been taken.

2. (a) All state laws applicable to the Transactions have been complied with; (b) EPI lawfully (x) effected the sale of utility assets, and (y) made a distribution to Entergy Corporation out of the unused proceeds of such sale, in each case as described in the Declaration; and (c) the consummation of the Transactions did not violate the legal rights of the holders of any securities issued by EPI or any associate company thereof.

          I am a member of the Oklahoma bar and do not hold myself out as an expert on the laws of any other state.

          I hereby consent to the use of this opinion as an exhibit to the Second Certificate Pursuant to Rule 24 in the above-referenced File.

                                   Very truly yours,

                                   /s/ Christopher J. Bernard

                                   Christopher J. Bernard